EXHIBIT 99

D&E COMMUNICATIONS, INC.	NEWS RELEASE

January 19, 2005	CONTACT:	W. Garth Sprecher
(717) 738-8304

D&E Communications Successfully Completes Billing Conversion Project

Expected to Reduce Annual Expenses By $1.6 Million

EPHRATA, PA — D&E Communications, Inc. (Nasdaq: DECC) has successfully completed the consolidation of its billing operations in the fourth quarter of 2004. As previously disclosed, the billing conversion is expected to result in recurring annual savings of approximately $1.6 million over the applicable expense level in 2003. The company achieved approximately $600,000 of savings during the portion of 2004 affected by the billing conversion. In 2005, it expects to achieve an additional approximate $1.0 million in savings over the level in 2004, resulting in the full $1.6 million in savings compared to the 2003 expense level.

Under the project, the company transferred customers it gained in its 2002 acquisition of Conestoga Enterprises Inc. onto D&E’s in-house billing system. In addition to generating significant cost savings, the conversion allows D&E to standardize many of its operating procedures throughout its locations in central and eastern Pennsylvania. The project also made the bill format consistent across the company and re-organized information on the bill to make it easier to understand.

“This achievement involved the effort and teamwork of coworkers throughout our company. We doubled the number of bills generated by our in-house billing system and completed a great deal of programming to ensure that system has the features we needed,” said G. William Ruhl, D&E’s Chairman, President and Chief Executive Officer. “I would like to thank everyone who contributed to this effort, which reduces expenses and improves communication with our customers.”

D&E, based in Ephrata, Lancaster County, provides telecommunication services to more than 175,000 lines in central and eastern Pennsylvania. Founded in 1911, D&E is the nation’s 19th-largest independent telephone company and also offers long distance, video, Internet and voice and data network systems integration services. The Central Penn Business Journal ranked it as the region’s second-fastest-growing company in 2004. For more information, visit www.decommunications.com.

This press release may contain forward-looking statements. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. These include factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.